American Lithium Minerals, Inc.

Supplemental Information

Date of Reportable Event: December 16, 2025

OTHER EVENTS THE ISSUER DETERMINES TO BE MATERIAL

Entry into Letters of Intent

On December 16, 2025, the Company entered into a confidential, non-binding letter of intent with 50 Mile Mining Corporation relating to the proposed acquisition of a 49% equity interest in a placer gold mining operation located at Cheryl Creek, Yukon Territory, Canada.

On December 17, 2025, the Company entered into a separate confidential, non-binding letter of intent with Aurum Excalibur Ventures Limited relating to the proposed acquisition of an 18% equity interest in the Sangambi Gold Project, located in Mbeya, Tanzania.

Each letter of intent sets forth preliminary terms and conditions relating to the proposed transaction and is subject to, among other things, the completion of due diligence, the negotiation and execution of definitive agreements, and the satisfaction of customary closing conditions. Except for customary provisions that expressly survive termination, each letter of intent is non-binding. There can be no assurance that any definitive agreement will be executed or that any proposed transaction will be consummated.

Cheryl Creek Gold Project (Canada)

The letter of intent dated December 16, 2025 contemplates the proposed acquisition of a 49% equity interest in a placer gold mining operation located at Cheryl Creek, Yukon Territory, Canada. The proposed transaction contemplates consideration payable in preferred equity and other securities of the Company, subject to negotiation and execution of definitive agreements. Completion of the proposed transaction is subject to customary conditions.

Sangambi Gold Project (Tanzania)

The letter of intent dated December 17, 2025 contemplates the proposed acquisition of an 18% equity interest in the Sangambi Gold Project. The proposed transaction contemplates consideration based on an indicative valuation per ounce of gold in the ground, subject to confirmation through due diligence and the execution of definitive documentation. Completion of the proposed transaction is subject to customary conditions, including execution of a definitive agreement.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS This

disclosure statement contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “plan,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans, or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this disclosure statement. Furthermore, except as required by law, we are under no duty to, and do not intend to, update any of our forward-looking statements after the date of this disclosure statement, whether as a result of new information, future events or otherwise.

ISSUER CERTIFICATION Based on my knowledge, this Supplemental Information Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the information covered by this Supplemental Information Disclosure Statement.

December 23, 2025	American Lithium Minerals, Inc.
By: /s/ Frank Kristan Frank Kristan President

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